EXHIBIT 10.10

March 29, 2016
Tom Keiser
[Personal Address]

Delivered by email to: [Personal Email Address]
Dear Tom:

On behalf of Zendesk, Inc. (the “Company”), I am pleased to offer you employment with the Company. This letter outlines the terms for your employment.

Position: Your initial position with the Company will be Chief Information Officer. This is a regular full-time exempt position reporting to Mikkel Svane, Chief Executive Officer.

Start Date: Unless we arrange separately, your first day of employment will be on May 2, 2016 (the “Start Date”), subject to and contingent upon the satisfactory completion by the Company of your background check, credentials and references.

Salary: The Company will pay you an annual salary of $350,000, paid bi-weekly during your employment, and subject to periodic review and adjustments at the discretion of the Company. Your salary and other compensation will be subject to applicable deductions and withholdings.

Bonus: You will be eligible to receive an annual performance bonus of $140,000, subject to applicable deductions and withholdings, based upon targets established separately (the “Bonus”). The actual Bonus is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The Bonus will also be subject to your employment for the full period covered by the Bonus, approval by and adjustments at the discretion of the Compensation Committee of the Company’s Board of Directors (“Board”) and the terms of any applicable bonus plan separately delivered to you. The Company or the Compensation Committee of the Board may also make adjustments in the targeted amount of your Bonus. The Bonus will be prorated to your Start Date.

RSU Award: We will recommend to the Compensation Committee of the Board, that you be granted Restricted Stock Units (“RSUs”) representing 140,000 shares of the Company’s Common Stock (the “RSU Award”). The RSU Award is subject to approval by the Compensation Committee of the Board. The terms and conditions associated with the RSU Award, including vesting and other conditions, will be governed by the associated RSU Award agreement that you will be required to enter with the Company.
ZENDESK, INC. - 1019 MARKET STREET - SAN FRANCISCO, CA 94103

Restricted Stock Unit Vesting: Your RSUs will vest over a four-year vesting schedule, subject to the RSU Award agreement and the acceleration provisions provided below. The first 25% shall vest during the month of the first anniversary of your Start Date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Stock Options: We will recommend to the Compensation Committee of the Board, that you be granted an option to purchase 210,000 shares of the Company’s Common Stock at the stock’s fair market value on the date of grant (the “Stock Option Award”). The Stock Option Award is subject to approval by the Compensation Committee of the Board. Your eligibility for the Stock Option Award will be governed by the associated Stock Option Award agreement that you will be required to enter with the Company.

Stock Option Vesting: Your stock options will vest over a four-year vesting schedule, subject to the Stock Option Award agreement and the acceleration provisions provided below. The first 25% shall vest on the first anniversary of your Start Date with the Company. The remaining 75% shall vest ratably over the remaining 36 months.

Acceleration of the Vesting of Equity: You will be eligible to participate in the Acceleration Plan. The Acceleration Plan provides for the acceleration of the vesting of a participant’s RSUs and stock options in the event that the participant’s provision of services to the Company is terminated under certain circumstances following a change in control of the Company, subject to the terms and conditions set forth in the Acceleration Plan. The full text of the Acceleration Plan is available for your review.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to employees, including health, dental, life and disability insurance, subject to the terms and conditions of those plans and programs which may be modified from time to time. Details of these benefits programs, including mandatory employee contributions, will be made available to you on or after your Start Date. You may also participate in the Company’s 401(k) Retirement Plan and you will be eligible to participate in our “Take What You Need” Vacation Policy.

Representation Regarding Other Obligations: This offer is contingent on your representation that you are not subject to any confidentiality, non-competition agreement or a similar type of restriction that may affect your ability to devote full time and attention to your work at Zendesk. If you have entered into any agreement that may limit your ability to work on behalf of the Company, please provide the Company a copy of such agreement as soon as possible.

Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. Similarly, the terms of employment outlined in this letter are subject to change at any time provided that the at-will nature of your employment may not be altered except by a formal writing signed by the Company’s Chief Executive Officer. You also will be required to sign the Company’s standard Confidentiality, Compliance and Assignment Agreement as a condition of your employment. This offer letter and the Confidentiality, Compliance and Assignment Agreement shall be governed by California law. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. You will be required to complete Form I-9 in accordance with the Immigration Reform and Control Act of 1986. You are required to complete Section 1 of the Form I-9 on or before your first day of employment and to present, within 72 hours of hire, verification of your identity and legal right to work in the United States. On your first day of employment, bring original documents to verify your employment eligibility - please refer to the I-9 form for the list of acceptable documents.

We are excited about the opportunity to work with you at Zendesk, Inc. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by April 1, 2016 by signing below and returning a copy. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Very truly yours,

/s/ Mikkel Svane
Mikkel Svane
Chief Executive Officer

Signature: /s/ Tom Keiser                    March 29, 2016
Tom Keiser                        Date